EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-96923, 333-118705 and 333-106975) pertaining to the Quantum Fuel Systems Technologies Worldwide, Inc., 2002 Stock Incentive Plan of our reports dated June 22, 2005, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., Quantum Fuel Systems Technologies Worldwide, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc., included in the Annual Report (Form 10-K) for the year ended April 30, 2005.

/s/ ERNST & YOUNG LLP

Los Angeles, California
June 30, 2005